ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "Agreement") is entered into as of July ___, 1999, among Medical Manager Southeast, Inc., a Florida corporation ("Medical Manager"); Mooney Edward Enterprises, Inc. d/b/a Medical Information Systems, a Florida corporation ("Company"); and OCG Technology, Inc., a Delaware corporation, the sole shareholder of the Company (the "Shareholder"). Certain other capitalized terms used herein are defined in Article VI and throughout this Agreement.


                               RECITALS

     The Company owns and operates a business involving the sale and servicing of certain hardware and software to medical practices (the "Business"). The Company desires to sell substantially all of its assets, rights and properties pertaining to the Business, and Medical Manager desires to purchase such assets and rights on the terms and subject to the conditions set forth in this Agreement.


                          TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                              ARTICLE I

                         PURCHASE AND SALE OF
                   ASSETS; PURCHASE PRICE; CLOSING

     1.1 Purchased Assets. The Company agrees to and hereby sells, conveys, transfers, assigns and delivers to Medical Manager concurrently herewith on the terms and subject to the conditions set forth in this Agreement, all of its assets, properties and business of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (except those assets of the Company which are specifically excluded as provided in Section 1.2 hereof) as exists as of the date hereof (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

          (a) all of the interests, rights and benefits accruing to the Company under any sales orders, sales contracts, and other
Contracts (as defined in Section 3.20,) of the Company;

          (b) all machinery, equipment, tools, supplies, furniture and fixtures of the Company set forth on Schedule 1.1(b);

          (c) all inventories of the Company set forth on Schedule 1.1(c), including but not limited to, all inventories related to the Company's work in process;

          (d) all work in process, of whatsoever kind or nature of the Company, including but not limited to, the work in process set forth on
Schedule 1.1(d);

          (e) all customer lists, customer files, and financial, accounting and credit records of the Company's customers and all computer data and correspondence relating to the Company's customers;

          (f) all operating data and records of the Company relating to the Purchased Assets or Assumed Liabilities;

          (g)  all of the proprietary rights of the Company;

          (h)  all Receivables of the Company (as defined in Section
3.25); and

          (i)  the trade name Medical Information Systems.

     1.2 Excluded Assets. Notwithstanding anything to the contrary set forth in Section 1.1, the Purchased Assets shall exclude the following assets of the Company: (i) the shares of capital stock of the Company which are owned and held by the Company as treasury shares;
(ii) the corporate minute books and stock records of the Company; (iii) all cash of the Company, and (iv) the assets described on Schedule 1.2 (collectively, the "Excluded Assets").

     1.3 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, or other right or benefit if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Medical Manager thereunder. If any attempt at an assignment thereof would be ineffective so that Medical Manager would not in fact receive all such rights, the Company shall cooperate with Medical Manager to the extent necessary to provide for Medical Manager the benefits under such claim, contract, or other right or benefit.

     1.4  Purchase Price.

          (a) As consideration for the Purchased Assets, Medical Manager agrees on the terms and subject to the conditions and limitations set forth herein, to pay to the Company an aggregate amount equal to Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), plus an amount equal to the value of Net Assets (as defined below) as of the date hereof (the "Purchase Price"). For purposes of determining the Purchase Price, (i) "Net Assets" shall mean the amount equal to the value of the Total Assets of the Company minus the amount equal to the value of the Total Liabilities of the Company; (ii) "Total Assets" shall mean all assets of the Company other than Excluded Assets determined in accordance with GAAP; (iii) "Total Liabilities" shall mean all liabilities of the Company other than Excluded Liabilities, determined in accordance with GAAP.

          (b) Payment of the Purchase Price shall be made in cash, by wire transfer of immediately available funds, provided however, Medical Manager shall set aside and hold, in accordance with Article 5 an amount equal to ten (10%) percent of the Purchase Price (the "Held-Back Funds").

          (c) In the event the parties cannot agree upon the value of the Net Assets as of the date hereof within fifteen (15) days after the date hereof, Medical Manager shall prepare and deliver to the Company a determination (the "Determination") of the amount of Net Assets as of the date hereof including the basis for such Determination set forth in reasonable detail, in accordance with GAAP, and Medical Manager shall pay such amount to the Company. If, within thirty (30) days after the date on which a Determination is delivered to the Company, the Company shall not have given written notice to Medical Manager setting forth in reasonable detail any objection of the Company to such Determination, then such Determination shall be final and binding upon the parties hereto. In the event the Company gives written notice of any objection to such Determination within such 30-day period, Medical Manager and the Company shall use all reasonable efforts to resolve the dispute within thirty (30) business days following the receipt by Medical Manager of the written notice from the Company. If the parties are unable to reach an agreement within such thirty (30)-day period, the matter shall be submitted to a mutually agreed upon "big five" certified public accounting firm for final determination of the amount of Net Assets (the "Final Determination") to be made within twenty (20) days after submission, which determination shall be final and binding upon Medical Manager and the Company. Medical Manager and the Company shall contribute equally to all costs (including fees and expenses charged by the selected firm of certified public accountants) in connection with the resolution of any such disputes. If the Final Determination is less than the Determination then such difference shall be deemed to be Indemnifiable Damages under Article V hereof and Medical Manager may set off against and recoup from the Held-Back Funds the difference between the Final Determination and the Determination or take any other action or exercise any other remedy available to it by appropriate legal proceedings to recover such amount. If the Final Determination is greater than the Determination, Medical Manager shall pay the difference to the Company within three (3) business days of the Final Determination.

     1.5 Assumed Liabilities. Medical Manager hereby agrees to assume, pay, discharge and perform, when lawfully required, all of the obligations, duties and liabilities of the Company set forth on
Schedule 1.5 including those obligations arising under the Contracts set forth on Schedule 3.20 (to the extent such obligations do not arise from any breach of such Contracts) (the "Assumed Liabilities"). Notwithstanding the inclusion of any other liability or obligation on the other schedules to this Agreement, the only liabilities, duties, or obligations assumed by Medical Manager are those disclosed on Schedule 1.5.

     1.6 Excluded Liabilities. Except for the Assumed Liabilities, the parties expressly agree that Medical Manager shall not assume or otherwise become liable for any other obligation or liability of the Company (such liabilities collectively, the "Excluded Liabilities").

     1.7 No Expansion of Third-Party Rights. The assumption by Medical Manager of the Assumed Liabilities, the transfer thereof by the Company, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Medical Manager or the Company as compared to the rights and remedies which such third party would have had against the Company had Medical Manager not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Medical Manager of the Assumed Liabilities shall not create any third-party beneficiary rights.


                              ARTICLE II

                    REPRESENTATIONS AND WARRANTIES
                          OF MEDICAL MANAGER

     As a material inducement to the Company and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Medical Manager makes the following representations and warranties to the Company and the Shareholder:

     2.1 Corporate Status. Medical Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted.

     2.2 Corporate Power and Authority. Medical Manager has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Medical Manager has taken all corporate action necessary to authorize its execution and delivery of this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

     2.3 Enforceability. This Agreement has been duly executed and delivered by Medical Manager, and constitutes a legal, valid and binding obligation of Medical Manager, enforceable against Medical Manager in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.


                             ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF
                   THE COMPANY AND THE SHAREHOLDER

     As a material inducement to Medical Manager to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholder, jointly and severally, make the following representations and warranties to Medical Manager:

     3.1 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company. The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have any control over, any other corporation, partnership, joint venture or other business entity.

     3.2 Corporate Power and Authority. The Company has the corporate power and authority to, and has taken all corporate action necessary to, execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The Shareholder has the requisite competence and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby.

     3.3 Enforceability. This Agreement has been duly executed and delivered by the Company and the Shareholder, and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4 Shareholder of the Company. The Shareholder constitutes the sole record and beneficial holder of all issued and outstanding shares of capital stock of the Company.

     3.5 No Violation; Consents and Approvals. Except for any approvals or consents required under Contracts (as defined in Section 3.20), identified in Schedule 3.20 as requiring the consent of third parties, the execution and delivery of this Agreement by the Company and the Shareholder, the performance by the Company and the Shareholder of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Articles of Incorporation or Bylaws of the Company, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority, or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or the Shareholder, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholder, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Company, (e) give to any individual or entity a right or claim against the Company or the Shareholder or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any applicable filings required pursuant to the Exchange Act or by the National Association of Securities Dealers or the SEC.

     3.6 Financial Statements. The Shareholder has delivered to Medical Manager the financial statements of the Company for the fiscal years ended June 30, 1997, and June 30, 1998, including the notes thereto (the "Year End Financial Statements"), and the unaudited financial statements of the Company for the interim period ending
May 31, 1999, including the notes thereto (the "Interim Financial Statements") (the Interim Financial Statements, together with the Year End Financial Statements are hereafter referred to as, the "Financial Statements"), copies of which are attached as Schedule 3.6 hereto. The balance sheet of the Company dated as of most recent month-end close prior to the date of this Agreement, included in the Financial Statements, is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and records of the Company fully and fairly reflect all of its transactions, properties, assets and liabilities except as set forth on Schedule 3.6. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     3.7 Changes Since the Current Balance Sheet Date. Except as contemplated by this Agreement, since the date of its Current Balance Sheet included in the Financial Statements, the Company has not: (a) declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise of or with respect to its capital stock, or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock, or other securities; (b) paid any bonus to or increased the rate of compensation of any of its officers, partners, or employees, or amended any other terms of employment or engagement of such persons; (c) sold, leased or transferred any of its properties or assets or acquired any properties or assets other than in the ordinary course of business consistent with past practice; (d) made, or obligated itself to make, any capital expenditures; (e) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (f) except in the ordinary course of business, incurred any obligations or liabilities (including, without limitation, any indebtedness for borrowed money, issuance of any debt securities, or the assumption, guarantee, or endorsement of the obligations of any Person); (g) suffered any theft, damage, destruction or casualty loss not covered by insurance in excess of $10,000 in the aggregate, and in excess of $50,000 in the aggregate if covered by insurance; (h) suffered any extraordinary losses (whether or not covered by insurance); (i) waived, canceled, compromised or released any rights having a value in excess of $10,000 in the aggregate; (j) made or adopted any change in its accounting practice or policies; (k) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (l) entered into any transaction with the Shareholder or any Affiliate of the Company or the Shareholder; (m) entered into any employment agreement that is not terminable at will without any liability or obligation; (n) terminated, amended or modified any agreement involving an amount in excess of $10,000 in the aggregate; (o) imposed any security interest or other Lien on any of its assets; (p) delayed paying any account payable or other obligation beyond the date on which it is due and payable, except to the extent being contested in good faith; (q) made or pledged any charitable contributions; (r) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment either by purchase of stock or securities, contributions or property transfer of capital; (s) increased or decreased prices charged to customers, or taken any actions which might reasonably result in any material loss of customers; (t) entered into any other transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on the Company; or (u) agreed to do or authorized any of the foregoing.

     3.8 Liabilities of the Company. The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), and
(c) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded on the Current Balance Sheet.

     3.9 Litigation. There is no action, suit or other legal or administrative proceeding or governmental investigation pending, threatened, anticipated or contemplated against, by or affecting the Company or the Company's properties or assets, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and, to the knowledge of the Company and the Shareholder, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company.

     3.10 Real Estate.

          (a) The Company is a party to a lease, on a month-to-month basis, for the premises located at 127 E Zarragossa Street, Pensacola, Florida (the "Leased Premises"). The Company is not a party to any other lease, license or other agreement for the use or occupancy of real estate.

          (b) The Company owns no real property or any interest therein, including, without limitation, any option or other right or obligation to purchase any real property or any interest therein other than its interest in the Leased Premises.

     3.11 Good Title to and Condition of Assets; Inventory. The Company has good and marketable title to all of the Purchased Assets free and clear of any Liens. The Purchased Assets are in good operating condition, normal wear and tear excepted, and have been maintained substantially in accordance with all applicable manufacturer's specifications and warranties. The inventories of the Company are carried on the Interim Financial Statements of the Company and have been accounted for in accordance with generally accepted accounting principles. All such inventories are in good and marketable condition and suitable for sale to the Company's customers in the regular course of business at currently prevailing market prices.

     3.12 Compliance with Laws. Each of the Company and the Shareholder (with respect to the Company) is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Purchased Assets, and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened. The Company is not subject to any Contract, decree or injunction to which it is a party which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     3.13 Labor and Employment Matters.   Schedule 3.13  sets forth a
list of all current employees of the Company, along with their Social Security numbers, current rate of pay and accrued vacation (segregated on a yearly basis). The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units.

     3.14 Employee Benefit Plans.

          (a) Employee Benefit Plans. The Company has no employee benefit plans or arrangements, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in
Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company participate ("Employee Benefit Plans").

          (b) Controlled Group Liability. Neither the Company, nor any entity that would be aggregated with it under Code Section 414(b),
(c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

          (c) Other Liabilities. (i) The Company is not under any obligation to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code) and (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the date hereof shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the date hereof.

          (d) The Company has complied with the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder, and Part 6 of Title I of ERISA ("COBRA") and has complied with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") with respect to any group health plan within the meaning of Section 5000(b)(1) of the Code.

     3.15 Tax Matters. All Tax Returns required to be filed prior to the date hereof with respect to the Company or any of its income, properties, franchises or operations have been filed, and, to the knowledge of the Company and the Shareholder, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by or with respect to the Company have been, or will be, timely paid by the Company.

     3.16 Insurance. The Company is covered by valid, outstanding and enforceable policies of insurance covering its properties, assets and businesses (the "Insurance Policies"). The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

     3.17 Licenses and Permits. The Company possesses all licenses, approvals, permits or authorizations from Governmental Authorities (collectively, the "Permits") for its business and operations.

     3.18 Adequacy of the Assets; Relationships with Customers and Suppliers; Affiliated Transactions. The Purchased Assets and Leased Premises constitute, in the aggregate, all of the assets and properties materially necessary for the conduct of the business of the Company in the manner in which and to the extent to which such business is currently being conducted. Except as set forth on Schedule 3.18, neither the Company nor the Shareholder have any direct or indirect interest in any customer, supplier or competitor of the Company, or in any person from whom or to whom the Company leases real or personal property. Except as set forth on Schedule 3.18, no officer, director or shareholder of the Company, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company or has any interest in any property used by the Company.

     3.19 Intellectual Property. The Company has full and unrestricted legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its business (the "Intellectual Property").

     3.20 Contracts. Schedule 3.20 sets forth a list of each contract (including any amendments and modifications thereto, whether written or oral), of whatsoever kind or nature, to which the Company is a party or by which the Company is bound (the "Contracts"), copies of which (or, with respect to oral Contracts, written summaries of the material terms of which) have been provided to Medical Manager. Except as specifically identified on Schedule 3.20, none of the Contracts require the consents or approval of third parties to the transactions contemplated hereby. The copy of each Contract furnished to Medical Manager is a true, correct and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Company has not violated any of the material terms or conditions of any Contract or any term or condition which would permit termination or modification of any Contract, all of the covenants to be performed by any other party thereto, to the extent performance is required, have been fully performed to date, and there are no claims for breach or indemnification or notice of default or termination under any Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company or any other party under any Contract. The Company is not subject to any liability or payment obligation resulting from renegotiation of amounts paid under any Contract.

     3.21 No Commissions. Neither the Company nor the Shareholder have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     3.22 Accuracy of Information Furnished. No representation, statement or information made or provided by the Company and/or the Shareholder contained in this Agreement (including, without limitation, the various Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Company has provided Medical Manager with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     3.23 Medical Manager Licenses. Every copy of The Medical Manager software sold by the Company is subject to an existing license between the Company's customer and Medical Manager or its Affiliates. All software (including, without limitation, the operating systems and application software), other than The Medical Manager brand software, sold or licensed by the Company to end users, or used by the Company, has been duly licensed by the owner of such software.

     3.24 Work In Process. All inventory related to the Company's work in process is located at the Leased Premises and has been paid in full by the Company.

     3.25 Receivables. All of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. All of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within three (3) months following the Closing), without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet, as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "Receivables" means all receivables of the Company [(except as provided under Section 1.2)], including all trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.


                              ARTICLE IV

                        ADDITIONAL AGREEMENTS

     4.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby, including, but not limited to, all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be required or appropriate to convey and transfer to and vest in Medical Manager and protect its right, title and interest in all of the Purchased Assets.

     4.2 Compliance with Covenants. The Shareholder shall use its reasonable efforts to cause the Company to comply with all of the covenants of the Company under this Agreement.

     4.3 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party to this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of the other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior consent of the other party hereto; provided, that any information that is otherwise publicly available, or has been obtained from a third party, without breach of this provision, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by either party hereto without the prior approval of the other party; provided that after consultation with the other party, each party may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of the National Association of Securities Dealers.

     4.4  Restrictive Covenant.  In order to assure that Medical
Manager will realize the benefits of this transaction, the Company and the Shareholder agree with Medical Manager that neither will:

          (a) for a period of two (2) years from the date hereof, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business, engage in any Competitive Activity in the State of Florida. As used herein "Competitive Activity" shall consist of the sale, solicitation for sale, marketing, licensing, servicing, distributing of, or other business activity of whatsoever kind or nature relating to, any software or products and services related thereto, and all improvements, enhancements and versions thereof, provided however, subject to Section 4.4(b)(iv), that the sale, marketing, distribution and licensing of medical records software to medical practices as well as the dissemination of medical information to consumers and physicians, all of which are products of the Shareholder and its subsidiaries, including all improvements, enhancements and versions thereof, shall not be deemed a Competitive Activity or to violate the prohibitions of this Section;

          (b) for a period of two (2) years from the date hereof, directly or indirectly (i) induce any Person which is a customer of Medical Manager or any Affiliate of Medical Manager to patronize any business directly or indirectly engaged in any Competitive Activity;
(ii) canvass, solicit or accept from any Person which is a customer of Medical Manager or any Affiliate of Medical Manager any Competitive Activity; (iii) request or advise any Person which is a customer or supplier of Medical Manager or any Affiliate of Medical Manager to withdraw, curtail or cancel any such customer's or supplier's business with Medical Manager or any Affiliate of Medical Manager, or its or their successors; or, (iv) solicit, in any manner, directly or indirectly, any customers of the Company as of the date hereof;

          (c) for a period of two (2) years from the date hereof, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by it to employ, any person who was employed by Medical Manager or any Affiliate of Medical Manager at or within the six month period immediately preceding the date of such employment, or in any manner seek to induce any such person to leave his or her employment;

          (d) at any time following the date hereof, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in his possession Medical Manager's or any Medical Manager Affiliates' proprietary rights or records, including, but not limited to, any of its or their customer lists.

The Company and the Shareholder agree and acknowledge that the restrictions contained in this Section 4.4 are reasonable in scope and duration and are necessary to protect Medical Manager after the date hereof. If any provision of this Section 4.4 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 4.4 will cause irreparable damage to Medical Manager and upon breach of any provision of this
Section 4.4, Medical Manager shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which Medical Manager may have (including, without limitation, the right to seek monetary damages).

     4.5 Delivery of Property Received by the Company After Closing. From and after the date hereof, Medical Manager shall have the right and authority to collect, for the account of Medical Manager, all items which shall be transferred or are intended to be transferred to Medical Manager as part of the Purchased Assets as provided in this Agreement, and to endorse with the name of the Company any checks or drafts received on account of any such items of the Purchased Assets. The Company and the Shareholder agree that they will transfer or deliver to Medical Manager, promptly after the receipt thereof, any cash or other property which the Company and the Shareholder receive after the date hereof in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables generated after the date hereof of any character or any other items transferred or intended to be transferred to Medical Manager as part of the Purchased Assets under this Agreement.

     4.6  Tax Matters.

          (a) Tax Returns. The Company shall duly prepare, or cause to be prepared, and file, or cause to be filed, and pay or cause to be paid, on a timely basis, all Tax Returns and taxes due for or by the Company for any period ending on or before the date hereof. The Company shall prepare and provide Medical Manager with a copy of such returns within 90 days of the date hereof or by the due date of the return, whichever is sooner. The Company shall not file any amended Tax Returns with respect to the Company without the prior written consent of Medical Manager.

          (b) Tax Cooperation. Each party shall provide the other party with such information and records and access to such of its officers, directors, employees and agents as may be reasonably required by the other party in connection with the preparation of any tax return or any audit or other proceeding relating to the Company.

     4.7 Medical Manager Appointed Attorney for the Company. The Company hereby constitutes and appoints Medical Manager, and Medical Manager's successors and assigns, its true and lawful attorney, in the name of either Medical Manager or the Company (as Medical Manager shall determine in its sole discretion) but for the benefit and at the sole expense of Medical Manager (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Medical Manager may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Medical Manager shall deem advisable; and (c) to take all action which Medical Manager may reasonably deem proper in order to provide for Medical Manager the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to Medical Manager pursuant to this Agreement shall not have been obtained. The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Medical Manager shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     4.8 Release by Shareholder. The Shareholder does hereby, for itself and for its subsidiaries, affiliates, officers, directors, trustees, shareholders, agents, representatives, employees, consultants, attorneys, accountants, successors and assigns (collectively, the "Releasors") release, remise and forever discharge Medical Manager and its subsidiaries, affiliates, officers, directors, trustees, shareholders, agents, representatives, employees, consultants, attorneys, accountants, successors and assigns (collectively, the "Releasees"), from any and all debts, sums of money, accounts, claims, actions, causes of action, suits, damages, judgments, losses, contracts, demands, expenses (including attorneys' fees and costs) and/or liabilities of any kind which any of the Releasors ever had, now have or which they can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of this Agreement, against the Releasees (the "Release"). Notwithstanding anything contained herein to the contrary, this Release shall not apply to any obligations, commitments or liabilities arising out of and/or relating to the performance by the Releasees pursuant to this Agreement.

     4.9  Release by Medical Manager.    Medical Manager does hereby,
for itself and its subsidiaries, affiliates, officers, directors, trustees, agents, representatives, employees, consultants, attorneys, accountants, successors and assigns (collectively, the "Releasors") release, remise and forever discharge the Shareholder, for itself and for its subsidiaries (including the Company), its and their, affiliates, officers, directors, trustees, shareholders, agents, representatives, employees, consultants, attorneys, accountants, successors and assigns (collectively, the "Releasees"), from any and all debts, sums of money, accounts, claims, actions, causes of action, suits, damages, judgments, losses, contracts, demands, expenses (including attorneys' fees and costs) and/or liabilities of any kind which any of the Releasors ever had, now have or which they can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of this Agreement, against the Releasees (the "Release"). Notwithstanding anything contained herein to the contrary, this Release shall not apply to any obligations, commitments or liabilities arising out of and/or relating to the performance by the Releasees pursuant to this Agreement or any outstanding invoiced amounts of the Shareholder or the Company to Medical Manager and/or its affiliates.


                              ARTICLE V

                           INDEMNIFICATION

     5.1 Agreement by the Company and the Shareholder for Indemnification. The Company and the Shareholder jointly and severally agree to indemnify and hold Medical Manager and its stockholders, directors, officers, employees, attorneys and Affiliates harmless from and against, and, at Medical Manager's election, in its sole discretion, Medical Manager shall be entitled to recover by set off against the Held Back Funds in accordance with Section 5.3, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related reasonable counsel and paralegal fees and expenses) incurred or suffered by Medical Manager arising out of or resulting from any (i) breach of a representation or warranty made by the Company or the Shareholder in or pursuant to this Agreement, (ii) breach of the covenants or agreements made by the Company or the Shareholder in or pursuant to this Agreement or (iii) any Excluded Liabilities which Medical Manager is required to pay (iv) transfer taxes that may be due and owing by Company to any Governmental Authority in connection with this transaction, (v) liability or obligation of the Company or the Shareholder to (a) any party claiming to have a right to acquire any shares of capital stock or other securities convertible into or exchangeable for any shares of capital stock of the Company or, (b) any prior shareholder of the Company, and
(vi) obligation of the Company related to Taxes (collectively, "Indemnifiable Damages"). Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Medical Manager shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Company and the Shareholder hereunder been true and correct and had the agreements of the Company and the Shareholder hereunder been performed in full.

     5.2 Agreement by Medical Manager for Indemnification. Medical Manager agrees to indemnify and hold the Company and the Shareholder (for purposes of this Section 5.2 only ("Indemnitees")) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Indemnitees arising out of or resulting from (i) any breach of a representation or warranty made by Medical Manager in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by Medical Manager in or pursuant to this Agreement, (iii) any inaccuracy in any certificate, instrument or other document delivered by Medical Manager as required by this Agreement, (iv) any Assumed Liabilities which the Indemnitees are required to pay, and (v) any violation of the rules and regulations promulgated by the Securities and Exchange Commission (collectively, "Indemnifiable Damages").

     5.3 Survival of Representations and Warranties. Each of the representations and warranties made by the parties to this Agreement or pursuant hereto shall survive for a period of one year after the date hereof. No claim for the recovery of Indemnifiable Damages may be asserted by any party after such representations and warranties shall thus expire; provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties hereto contained in this Agreement or in any other documents or papers delivered in connection herewith.
Each representation, warranty, covenant and agreement contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

     5.4 Security for Indemnification Obligation. As security for the indemnification obligations contained in this Article V, Medical
Manager shall hereby set aside and hold, and the Company and the Shareholder hereby grant a security interest in the Held Back Funds. Medical Manager may set off against the Held Back Funds the Indemnifiable Damages for which the Company or the Shareholder may be responsible pursuant to this Agreement subject, however, to the following terms and conditions:

          (a) Medical Manager shall give written notice to the Company of any claim for Indemnifiable Damages which notice shall set forth (i) the amount of Indemnifiable Damages which Medical Manager claims to have sustained by reason thereof, and (ii) the basis of such claim;

          (b) Such set off shall be effected on the later to occur on the expiration of 10 days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such set off shall be charged proportionally against the Held Back Funds;

     5.5 Delivery of Held Back Funds. Medical Manager agrees to deliver to the Company no later than one year after the date hereof any Held Back Funds then held by it unless there then remains unresolved any claim for Indemnifiable Damages as to which notice has been timely given, in which event Medical Manager shall be entitled to retain such amount of the Held Back Funds as is sufficient to satisfy any such unresolved claim as well as the reasonable attorneys fees and costs associated therewith, and shall release the remaining Held Back Funds. Any Held Back Funds remaining on deposit after all such claims shall have been satisfied shall be returned to the Company promptly after the time of satisfaction.

     5.6 Adjustment to Purchase Price. All payments for Indemnifiable Damages made pursuant to this Article V shall be treated as adjustments to the Purchase Price.

     5.7 No Bar. If the Held Back Funds are insufficient to set off any claim for Indemnifiable Damages made hereunder (or have been delivered to the Company prior to the making or resolution of such claim), then Medical Manager may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

     5.8 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude Medical Manager from asserting any other right, or seeking any other remedies against the Shareholder or the Company.


                              ARTICLE VI

                             DEFINITIONS

     6.1 Defined Terms. As used herein, the following terms shall have the following meanings:

     "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

     "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

     "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, prospects, liabilities, rights, obligations, operations, or business which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, or business.

     "Person" means an individual, partnership, corporation, business trust, joint stock Company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

     "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Tax.

     "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, payroll, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

     6.2  Other Definitional Provisions.

          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

          (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                             ARTICLE VII

                          GENERAL PROVISIONS

     7.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

if to Medical Manager to:

Franklyn M. Krieger, Esquire
Medical Manager Corporation
3001 N Rocky Point Drive East,
Suite 400
Tampa, Florida  33607
Facsimile Number (813) 286-7556

if to the Company to:

Edward C. Levine, President
OCG Technology, Inc.
450 West 31st Street, 11th Floor
New York, New York 10001
Facsimile Number (212) 967-3217

     7.2 Entire Agreement. This Agreement (including the Schedules attached hereto) and other documents delivered concurrently herewith, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Schedules constitute a part hereof as though set forth in full above.

     7.3 Expenses; Sales Tax. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The parties agree that the Company shall pay all sales, transfer or similar taxes required to be paid by reason of the sale by the Company to Medical Manager of the Purchased Assets pursuant to this Agreement.

     7.4 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     7.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by the Company without the prior written consent of Medical Manager. Medical Manager may assign all or any portion of its rights hereunder.

     7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     7.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     7.8 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State, without regard to conflict of laws principles.

     7.9 Jurisdiction. Any suit, action or proceeding against the Company or the Shareholder arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof may be brought in the courts of Hillsborough County, Florida, or in the U.S. District Court for the Middle District of Florida, as Medical Manager (in its sole discretion) may elect, and the Company and the Shareholder hereby irrevocably accept and consent to the nonexclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, each of the Company and the Shareholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Hillsborough County, Florida, or the U.S. District Court for the Middle District of Florida, as selected by Medical Manager, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in Hillsborough County, Florida, or in such District Court has been brought in an inconvenient forum.

     7.10 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and
(f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

                    [Signatures on Following Page]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                            MEDICAL MANAGER SOUTHEAST, INC.,
                            a Florida corporation



                            By:/s/ Franklyn M. Krieger
                              ------------------------
                              FRANKLYN M. KRIEGER
                              Vice President/Secretary


                            MOONEY EDWARD ENTERPRISES, INC. d/b/a
                            MEDICAL INFORMATION SYSTEMS,
                            a Florida corporation



                            By:/s/Edward C. Levine
                              --------------------
                              Name: EDWARD C. LEVINE
                              Title:Chairman of the Board



                            OCG TECHNOLOGY, INC.,
                            a Delaware corporation


                            By:/s/Edward C. Levine
                              --------------------
                              Name: EDWARD C. LEVINE
                              Title:President


                           LIST OF SCHEDULES


                      Schedule    1.1(b)         Fixed Assets

                      Schedule    1.1(c)         Inventory

                      Schedule    1.1(d)         Work in Process

                      Schedule    1.2            Excluded Assets

                      Schedule    1.5            Assumed Liabilities

                      Schedule    3.6            Financial Statements

                      Schedule    3.13           Employees

                      Schedule    3.18           Affiliated Transactions

                      Schedule    3.20           Contracts